EXHIBIT 99.1

Iterum Therapeutics Announces Revised Results of Rights Offering

DUBLIN, Ireland and CHICAGO, September 2, 2020 (GLOBE NEWSWIRE) -- Iterum Therapeutics plc (Nasdaq: ITRM) (the “Company”), a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today announced revised results of its pending rights offering.

The Company previously issued a press release announcing the expiration of the subscription period, as of 5:00 p.m., New York City time, on August 31, 2020, and preliminary results of its rights offering of units consisting of (i) a 6.500% Exchangeable Senior Subordinated Note due 2025, to be issued by Iterum Therapeutics Bermuda Limited, the Company’s wholly-owned subsidiary (“Iterum Bermuda”), fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Company, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited and Iterum Therapeutics US Holding Limited (collectively, the “Guarantors”), and (ii) 50 Limited Recourse Royalty-Linked Subordinated Notes, to be issued by Iterum Bermuda and fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors.  As previously disclosed, the Company had agreed to undertake the rights offering in connection with the Company’s January 2020 private placement of units consisting of 6.500% Exchangeable Senior Subordinated Notes due 2025 and Limited Recourse Royalty-Linked Subordinated Notes (the “Private Placement”).

Due to an inadvertent administrative error, an affiliate of an investor in the Private Placement, who had agreed not to purchase any units in the rights offering, subscribed for 6,154 of the 6,374 total units subscribed for in the rights offering.  As a result, the subscription for these 6,154 units will not be counted in the final allocation of units in the rights offering, and the Company will only accept subscriptions for 220 units.  Based on these revised results, the Company now estimates that it will receive aggregate gross proceeds of approximately $220,000 from the rights offering, not including estimated expenses relating to the rights offering and payable by the Company.

Computershare Trust Company, N.A. is acting as the subscription agent, and Georgeson LLC is acting as the information agent, for the rights offering.

A registration statement on Form S-1 (File No. 333-237326) relating to the rights offering has been filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”). The rights offering was made only by means of a prospectus, copies of which can be accessed through the SEC’s website at www.sec.gov and may also be obtained from the information agent, Georgeson LLC, toll free at (888) 607-6511.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iterum Therapeutics plc

Iterum Therapeutics plc is a clinical-stage pharmaceutical company dedicated to developing differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. Iterum Therapeutics is advancing its first compound, sulopenem, a novel penem anti-infective compound, in Phase 3 clinical development with an oral formulation and IV formulation. Sulopenem has demonstrated potent in vitro activity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. Iterum Therapeutics has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include, without limitation, statements regarding the timing, terms, level of participation in and completion of the rights offering and the Company’s plans, strategies and prospects for its business. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “would,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside the Company’s control, including the closing of the rights offering on the terms described or at all, the expected proceeds to the Company from the rights offering, the uncertainties inherent in the initiation and conduct of clinical trials,  availability and timing of data from clinical trials, changes in regulatory requirements or decisions of regulatory authorities, the Company’s ability to apply for regulatory approval, changes in public policy or legislation, commercialization plans and timelines, if sulopenem is approved, the actions of third-party clinical research organizations, suppliers and manufacturers, the accuracy of the Company’s expectations regarding how far into the future the Company’s cash on hand will fund the Company’s ongoing operations, the sufficiency of the Company’s cash resources and the Company’s ability to continue as a going concern, the impact of COVID-19 and related responsive measures thereto, the Company’s ability to maintain listing on the Nasdaq Stock Market, risks and uncertainties concerning the outcome, impact, effects and results of the Company’s evaluation of corporate, organizational, strategic, financial and financing alternatives, including the terms, timing, structure, value, benefits and costs of any corporate, organizational, strategic, financial or financing alternative and the Company’s ability to complete one at all, the price of the Company’s securities, the expected use of proceeds from the rights offering and other factors discussed under the caption “Risk Factors” in its most recently filed Quarterly Report on Form 10-Q, and other documents filed with the SEC from time to time. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Investor Contact:

Judy Matthews

Chief Financial Officer 312-778-6073

IR@iterumtx.com